Exhibit 99.1

PRESS RELEASE

For Immediate Release

BANK OF THE CAROLINAS CORPORATION REPORTS

FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

MOCKSVILLE, NORTH CAROLINA, January 31, 2014 - Bank of the Carolinas Corporation (OTCQB: BCAR) today reported financial results for the three- and twelve-month periods ended December 31, 2013.

For the three-month period ended December 31, 2013, the Company reported a net loss available to common shareholders of $764,000 as compared to net income of $147,000 for the third quarter of 2013 and net income of $551,000 for the fourth quarter of 2012. Net loss per diluted common share was $0.20 for the fourth quarter of 2013 compared with net income per share of $0.04 for the third quarter of 2013 and net income per share of $0.14 for the fourth quarter of 2012.

For the year ended December 31, 2013, the Company reported a net loss available to common shareholders of $1.4 million or $0.36 per common share, compared to a net loss of $5.5 million or $1.42 per common share for the year ended December 31, 2012.

The provision for loan losses recognized an expense of $39,000 in the fourth quarter of 2013 compared to a recovery of $637,000 in the fourth quarter a year ago. For the year ended December 31, 2013, the provision for loan losses recognized a recovery of $1.2 million compared to an expense of $2.4 million for the year ended December 31, 2012. Costs related to foreclosed real estate were $134,000 for the fourth quarter of 2013 as compared to $2,000 in the fourth quarter of 2012. For the year ended December 31, 2013, costs related to foreclosed real estate were $810,000 as compared to $2.4 million for the year ended December 31, 2012. Through December 31, 2013, credit-related costs totaled a recovery of $1.3 million, or a 127.2% decrease over the previous year’s costs of $5.0 million through December 31, 2012.

As of December 31, 2013, the Company’s nonperforming assets were $6.0 million and amounted to 1.41% of total assets as compared to $8.7 million or 2.03% of total assets as of September 30, 2013 and compared to $12.7 million, or 2.91% of total assets as of December 31, 2012. The allowance for loan losses was 2.16% of total loans as of December 31, 2013. Net loan recoveries amounted to $2.0 million for the year ended December 31, 2013 as compared to net loan chargeoffs of $3.6 million for the year ended December 31, 2012.

The Company’s net interest margin was 2.75% in the fourth quarter of 2013, which is a decrease of 1 basis point from 2.76% in the fourth quarter of 2012. Net interest margin stayed consistent year over year at 2.72%. Noninterest expenses, excluding the costs related to foreclosed real estate, decreased 11.0% for the year 2013 versus 2012. Cost savings of $1.2 million for 2013 have been recognized in salary and benefits, occupancy and equipment, and consultant and legal fees.

Total assets at December 31, 2013 amounted to $426.7 million, a decrease of 2.3% when compared to $436.8 million as of December 31, 2012. Loans totaled $278.5 million at December 31, 2013, an increase of $8.1 million or 3.0% from a year earlier. Deposits decreased 1.8% over the prior year to $366.2 million. The Company’s deposit mix has improved by reducing $15.1 million in non-core brokered deposits since December 31, 2012.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 3.08% and 4.21% respectively, while its total capital to risk-weighted assets ratio was 5.47% as of December 31, 2013.

President and CEO, Stephen R. Talbert, said, “We are proud of the progress we made in 2013 and look forward to continued improvement in 2014. Our staff continues to work hard to make Bank of the Carolinas better each day.”

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Concord, Harrisburg, Landis, Lexington and Winston-Salem. The common stock of the Company is quoted under the symbol “BCAR” on the OTCQB marketplace operated by OTC Markets Group Inc.

For further information contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

	December 31,
	2013	2012
	(Unaudited)	*
Assets:
Cash and due from banks, noninterest-bearing	$12,778	$5,942
Temporary investments	21,644	29,214
Investment securities	90,315	106,931
Loans	278,510	270,374
Less, allowance for loan losses	(6,015)	(6,890)

Total loans, net	272,495	263,484
Premises and equipment, net	11,274	11,843
Other real estate owned	1,233	4,976
Bank owned life insurance	10,888	10,536
Other assets	6,055	3,859

Total Assets	$426,682	$436,785

Liabilities:
Noninterest bearing demand deposits	$35,243	$36,622
Interest-checking deposits	40,939	37,768
Savings and money market deposits	109,419	111,459
Time deposits	180,549	187,123

Total deposits	366,150	372,972
Securities sold under repurchase agreements	45,388	45,362
Subordinated debt	7,855	7,855
Other liabilities	2,509	2,138

Total Liabilities	421,902	428,327

Shareholders’ Equity:
Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(100)	(419)
Common stock, $5 par value per share	19,479	19,479
Additional paid-in capital	12,991	12,991
Retained losses	(37,479)	(37,355)
Accumulated other comprehensive income (loss)	(3,290)	583

Total Shareholders’ Equity	4,780	8,458

Total Liabilities and Shareholders’ Equity	$426,682	$436,785

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Unaccrued preferred stock dividend	1,894	1,406
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,895,840	3,895,840

Book value per common share	$(2.64)	$(1.57)

*	Derived from audited financial statements

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

	Three months ended		Year ended
	December 31		December 31
	2013	2012	2013	2012
	(Unaudited)	*	(Unaudited)	*
Interest income
Interest and fees on loans	$3,274	$3,398	$12,978	$14,303
Interest on securities	550	626	2,156	2,669
Other interest income	18	18	74	77

Total interest income	3,842	4,042	15,208	17,049

Interest expense
Interest on deposits	540	695	2,301	3,225
Interest on borrowed funds	570	570	2,259	2,268

Total interest expense	1,110	1,265	4,560	5,493

Net interest income	2,732	2,777	10,648	11,556
Provision for loan losses	39	(637)	(2,039)	2,359

Net interest income after provision for loan losses	2,693	3,414	12,687	9,197

Noninterest income
Customer service fees	292	309	1,149	1,176
Increase in value of bank owned life insurance	89	89	352	774
Gains on investment securities	—	43	—	2,190
Other income	19	8	28	28

Total noninterest income	400	449	1,529	4,168

Noninterest expense
Salaries and benefits	1,633	1,611	6,437	6,877
Occupancy and equipment	450	452	1,787	1,903
FDIC insurance assessments	363	375	1,459	1,600
Data processing expense	245	252	1,054	989
Valuation provisions and net operating costs associated with foreclosed real estate	134	2	810	2,417
Other	785	787	3,082	4,158

Total noninterest expenses	3,610	3,479	14,629	17,944

Income (Loss) before income taxes	(517)	384	(413)	(4,579)
Provision for income taxes	—	(409)	—	—

Net income (loss)	$(517)	$793	$(413)	$(4,579)
Dividends and accretion on preferred stock	(247)	(242)	(978)	(956)

Net loss available to common shareholders	$(764)	$551	$(1,391)	$(5,535)

Loss per common share:
Basic	$(0.20)	$0.14	$(0.36)	$(1.42)
Diluted	$(0.20)	$0.14	$(0.36)	$(1.42)

Weighted Average Common Shares Outstanding:
Basic	3,895,840	3,895,840	3,895,840	3,895,840
Diluted	3,895,840	3,895,840	3,895,840	3,895,840

*	Derived from audited financial statements

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the
	year ended December 31
	2013	2012	Change*
Average balance sheet data
Average loans	$272,614	$287,764	(5.26)%
Average earning assets	390,854	425,385	(8.12)
Average total assets	427,789	464,541	(7.91)
Average common shareholders’ equity	(5,817)	(2,691)	116.16
Average total shareholders’ equity	7,362	10,488	(29.81)

Period-end balance sheet data:
Total loans	$278,510	$270,374	3.01%
Allowance for loan losses	(6,015)	(6,890)	(12.70)
Total assets	426,682	436,785	(2.31)
Total deposits	366,150	372,972	(1.83)
Total common shareholders’ equity	(8,399)	(4,721)	77.91
Total shareholders’ equity	4,780	8,458	(43.49)

Asset quality indicators
Net loan charge-offs (recoveries)	$(1,164)	$3,570	(132.60)%
Total nonperforming loans	4,789	7,733	(38.07)
Total nonperforming assets	6,022	12,709	(52.62)

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	(0.43)%	1.24%	(167	)BP
Nonperforming loans to total loans	1.72	2.86	(114)
Nonperforming assets to total assets	1.41	2.91	(150)
Nonperforming assets to loan-related assets	2.15	4.62	(246)
Allowance for loan losses to total loans	2.16	2.55	(39)

Financial ratios
Return on average assets **	(0.10)%	(0.99)%	89	BP
Return on average common shareholders’ equity **	N/M	N/M	N/M
Net interest margin **	2.72	2.72	—

Per share amounts available to common shareholders
Basic loss per common share	$(0.36)	$(1.42)	74.65%
Diluted loss per common share	(0.36)	(1.42)	74.65
Book value per common share	(2.64)	(1.57)	67.99

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.

Bank of the Carolinas Corporation

Other Financial Data (continued)

(Dollars in thousands except per share amounts)

	As of or for the three months ended December 31
	2013	2012	Change*
Average balance sheet data
Average loans	$279,326	$275,438	1.41%
Average earning assets	394,744	404,511	(2.41)
Average total assets	429,727	441,097	(2.58)
Average common shareholders’ equity	(7,129)	(4,670)	52.63
Average total shareholders’ equity	6,050	8,509	(28.89)

Asset quality indicators
Net loan charge-offs	$239	$(77)	(411.02)%

Asset quality ratios
Net-chargeoffs to average loans **	0.34%	(0.11)%	45	BP

Financial ratios
Return on average assets **	(0.48)%	0.72%	(120	)BP
Return on average common shareholders’ equity **	N/M	N/M	N/M
Net interest margin **	2.75	2.76	(1)

Per share amounts available to common shareholders
Basic loss per common share	$(0.20)	$0.14	242.86%
Diluted loss per common share	(0.20)	0.14	242.86
Book value per common share	(2.64)	(1.57)	67.99

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.